Exhibit 21

FRANKLIN COVEY CO.
Subsidiaries

Domestic:
Franklin Development Corporation  (a Utah corporation)
Franklin Covey Travel, Inc.  (a Utah corporation)
Franklin Covey Client Sales, Inc. (a Utah corporation)
Franklin Covey Product Sales, Inc. (a Utah corporation)

International:
Franklin Covey Canada, Ltd.  (a Canada corporation)
Franklin Covey Europe, Ltd. (England, Wales)
Franklin Covey Proprietary Limited (Queensland Australia)
Franklin Covey Japan Co. Ltd. (Japan)
Franklin Covey de Mexico, S. de R.L. de C.V. (Mexico)

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